November 27, 1995





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Registration Statement on Form S-1 of Reliability
     Incorporated, File No. 33-63651

Gentlemen:

Reliability Incorporated (the "Registrant") hereby requests, pursuant to Rule 477(a) promulgated under the Securities Act of 1933, that the above-captioned registration statement ("Registration Statement") be withdrawn. Since the market price of the Registrant's common stock has declined substantially from the date of the initial filing of the Registration Statement, the Registrant has determined to delay indefinitely the public offering registered by the Registration Statement. The Registrant hereby undertakes to file a new registration statement if such public offering is recommenced.



Very truly yours,


RELIABILITY INCORPORATED


By:/s/ Larry L. Edwards
   Larry L. Edwards
   Chief Executive Officer